Exhibit
Explanation for responses:

This statement is being filed jointly by Mr. Eduardo S. Elsztain (“Elsztain”), Consultores Assets Management S.A. (“CAM”), Consultores Venture Capital Uruguay S.A. (“CVC Uruguay”), Agroinvestment S.A. (“Agroinvestment”), Consultores Venture Capital Ltd. (“CVC Cayman”), IFIS Limited (“IFIS”), Inversiones Financieras del Sur S.A. (“IFISA”), Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria (“Cresud”), IRSA Inversiones y Representaciones Sociedad Anónima ("IRSA"), Tyrus S.A. (“Tyrus”), Jiwin S.A. (“Jiwin”), Efanur SA (“Efanur”), Real Estate Strategies L.P. (“RES”) and Real Estate Investment Group VII, L.P. (“REIG VII” and together with Elsztain, CAM, CVC Uruguay, Agroinvestment, CVC Cayman, IFIS, IFISA, Cresud, IRSA, Tyrus, Jiwin, Efanur and RES the "Reporting Persons").

Mr. Elsztain is a citizen of the Republic of Argentina who serves as Chairman of the board of directors of each of the following companies, except for RES, IFIS and CVC Cayman:

(i)	IFIS, a limited liability company organized under the laws of Bermuda;
(ii)	IFISA, a stock corporation organized under the laws of the Republic of Uruguay;
(iii)	Cresud, a stock corporation organized under the laws of the Republic of Argentina;
(iv)	IRSA, a stock corporation organized under the laws of the Republic of Argentina;
(v)	CAM, a stock corporation company organized under the laws of Argentina;
(vi)	CVC Cayman, a stock corporation organized under the laws of Cayman Island;
(vii)	CVC Uruguay, a stock corporation organized under the laws of the Republic of Uruguay;
(viii)	Agroinvestment, a stock corporation organized under the laws of the Republic of Uruguay;
(ix)	Tyrus, a stock corporation organized under the laws of the Republic of Uruguay;
(x)	Jiwin, a stock corporation organized under the laws of the Republic of Uruguay, who serves as general partner of Real Estate Strategies L.P.;
(xi)	Efanur, a stock corporation organized under the laws of the Republic of Uruguay, who is the major limited partner of RES;
(xii)	RES, a limited partnership organized under the laws of Bermuda;
(xiii)	REIG VII, a limited partnership organized under the laws of Bermuda.

Elsztain’s principal offices are located at Bolívar 108, 1st floor, Buenos Aires, Argentina; IFIS’ principal offices are located at Clarendon House, 2 Church Street, Hamilton HM 11CX Bermuda; IFISA’s principal offices are located at Ruta 8, 17,500, Edificio @1 Local 106, CP 91609 Montevideo, Republic of Uruguay; Cresud’s principal offices are located at Carlos Della Paolera 261, 9th Floor (C1001ADA), Buenos Aires, Argentina; IRSA’s principal offices are located at Carlos Della Paolera 261, 9th Floor (C1001ADA), Buenos Aires, Argentina; CAM’s principal offices are located at Bolívar 108, 1st floor, Buenos Aires, Argentina; CVC Cayman’s principal offices are located at 4th Floor, Harbour Place, South Church Street, P.O. Box 10240, Grand Cayman, KYI-1002, Cayman Islands; CVC Uruguay’s principal offices are located at Ruta 8, 17,500, Edificio @1 Local 106, CP 91609 Montevideo, of the Republic of Uruguay; Agroinvestment’s principal offices are located at Zabala 1422, 2nd Floor, (11000) Montevideo, Republic of Uruguay; Tyrus’ principal offices are located at Zabala 1422 (11000), Montevideo, Republic of Uruguay, Jiwin’s principal offices are located at Zabala 1422 (11000), Montevideo, Republic of Uruguay, Efanur’s principal offices are located at Zabala 1422, (11000), Montevideo, Republic of Uruguay, RES´ principal offices are located at Clarendon House 2 Church Street, Hamilton HM CX, Bermuda and REIG VII’s principal offices are located at Clarendon House 2 Church Street, Hamilton HM CX, Bermuda.

The reported securities may be deemed to be indirectly beneficially owned by the list of entities described on the previous paragraphs except for RES whose direct beneficial ownership is listed below. The Reporting Persons disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Persons are the beneficial owners of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

As of July 29, 2021:

(i)
Elsztain is the Chairman of the Board of Directors of IFISA, Cresud, CAM, CVC Uruguay, Agroinvestment, IRSA, Efanur, Jiwin and Tyrus, except for REIG VII, a company in which Jiwin (wholly owned by IRSA) is the General Partner, and RES, a company in which a company controlled by Elsztain is the General Partner;

(ii)	CVC Cayman, a company controlled by Elsztain, serves as the Investment Manager of IFIS;
(iii)	IFIS is the direct owner of 100% of the common shares of IFISA;
(iv)
IFISA directly owns the equivalent of 93,847,871 common shares of Cresud representing approximately 13.77% of Cresud’s fully diluted outstanding; Agroinvestment, a company fully owned by Elsztain, directly owns the equivalent of 97,192,970 common shares of Cresud representing approximately 14.26% of Cresud’s fully diluted outstanding; CVC Uruguay, a company controlled by Elsztain, directly owns the equivalent of 1,260 common shares of Cresud representing approximately 0.0002% of Cresud’s fully diluted outstanding and Eduardo Sergio Elsztain directly owns the equivalent of 60,094,215 common shares of Cresud representing approximately 8.82% of Cresud’s fully diluted outstanding  Neither of them directly own Common Stock;

(v)
Cresud directly and indirectly owns 62.06% of IRSA’s fully diluted outstanding; CAM, a company controlled by Elsztain, owns the equivalent of 555,775 common shares of IRSA, representing approximately 0.08% of IRSA’s fully diluted outstanding; CVC Uruguay owns the equivalent of 4,072,009 common shares of IRSA representing approximately 0.55% of IRSA’s fully diluted outstanding and Eduardo Sergio Elsztain owns the equivalent of 3,316,065 common shares of IRSA representing approximately 0.45% of IRSA’s fully diluted outstanding; Cresud does not directly own Common Stock;

(vi)	IRSA owns 100% of Tyrus’ and Efanur’s capital stock. IRSA does not directly own Common Stock;
(vii)	Tyrus owns 100% of the capital stock of Jiwin. Tyrus does not directly own Common Stock;
(viii)	Jiwin serves as general Partner of REIG VII; Jiwin does not directly own Common Stock;
(ix)	Efanur is the sole limited partner of REIG VII. Efanur owns directly 48,076 shares of Common Stock;
(x)
RES owns directly 1,562,985 Shares of Common Stock.  RES holds directly a promissory note convertible for up to 32,305 shares of Common Stock attributable to RES, subject to the 49% ownership limitation; and

(xi)
REIG VII owns directly 3,143,137 Shares of Common Stock.  REIG VII holds an interest in a promissory note convertible for up to 64,964 shares of Common Stock attributable to REIG VII, subject to the 49% ownership limitation.